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                                  EXHIBIT 99.1



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            [RICHMOND COUNTY FINANCIAL CORP. LETTERHEAD APPEARS HERE]



PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
ANTHONY E. BURKE                                THOMAS R. CANGEMI
President and COO                               Executive Vice President and CFO
Tel: (718) 448-2800                             Tel: (718) 815-7048;
                                                Fax: (718) 815-7371

                    RICHMOND COUNTY FINANCIAL CORP. COMPLETES
             ACQUISITION OF SOUTH JERSEY FINANCIAL CORPORATION, INC.

Staten Island, N.Y. - July 31, 2000, Richmond County Financial Corp. (NASDAQ/NMS:RCBK) ("Richmond"), the holding company for Richmond County Savings Bank, announces that as of the close of business today, the acquisition of South Jersey Financial Corporation, Inc. (NASDAQ/NMS:SJFC) ("South Jersey"), based in Turnersville, New Jersey, the holding company of South Jersey Savings Bank (formerly "South Jersey Savings and Loan Association"), with and into Richmond will be completed. Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond commented, "South Jersey serves a marketplace we have been actively lending in and provides low cost funding needed to further pursue opportunities in this market." Mr. Manzulli further commented, "We are extremely pleased with the addition of South Jersey to our expanding franchise and welcome its customers and employees to Richmond and Richmond County Savings Bank."

In accordance with the merger agreement, South Jersey shareholders will receive $20 per share in cash for each share of South Jersey stock they own. The transaction will be accounted for as a purchase for financial accounting purposes. South Jersey shareholders will soon receive instructions on the cash exchange for South Jersey Common Stock.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings Bank operates 15 banking offices on Staten Island, one banking office in Brooklyn, 11 banking offices in the counties of Camden, Gloucester, Essex, Hudson and Union, New Jersey, and operates a multifamily loan processing center in Jericho, Long Island. At June 30, 2000, total assets of the Company were $2.9 billion; deposits were $1.8 billion with total stockholders' equity of $306.4 million. On a proforma combined basis assuming the completion of the South Jersey acquisition, as of June 30, 2000, total assets of the Company would have been $3.2 billion with total deposits of $2.0 billion.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Richmond County Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.rcbk.com.
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